Progress Energy CEO suffers apparent stroke, remains in London hospital

RALEIGH, N.C. (Oct. 8, 2007) – Robert B. McGehee, chairman and chief executive officer of Progress Energy (NYSE: PGN), suffered an apparent stroke Sunday, Oct. 7, while on company business in London and remains in intensive care in a London hospital today.

McGehee was among a group of Progress Energy executives in London to meet with investors. He underwent surgery Sunday and is undergoing treatment in Charing Cross Hospital, a leading neurosurgery center.

In accordance with the company’s bylaws, President and Chief Operating Officer William D. Johnson will assume the CEO’s duties in McGehee’s absence.

The executive committee of the board of directors has appointed lead director John Mullin III as chairman during McGehee’s absence.

The company will provide updated information as it becomes available.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, involve assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $10 billion in annual revenues. The company includes two major utilities that serve more than 3.1 million customers in the Carolinas and Florida. Progress Energy is the 2006 recipient of the Edison Electric Institute’s Edison Award, the industry’s highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder’s Award for customer service. Progress Energy serves two fast-growing areas of the country, and the company is pursuing a balanced approach to meeting the future energy needs of the region. That balance includes increased energy efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

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Media contact: Progress Energy Carolinas 24-hour media line — 877-641-NEWS (6397)